Exhibit 10.3

Assets Transfer Agreement

for 900,000 Tons of Coking Assets in Construction

Party A: Henan Province Pingdingshan Hongli Coal & Coking Co., Ltd.

Baofeng Coking Factory of Henan Province Pingdingshan Hongli Coal & Coking Co., Ltd.

Party B: Wuhan Guangyao New Energy Automobile Operation Co., Ltd

To properly address the matter of Party A’s 900,000 tons of coking assets in construction, Party A and Party B reached following assets transfer agreement for compliance after negotiation:

I.	Party A and Party B confirm that: as of December 31, 2015, Party A’s 900,000 tons of stamp-charging coking assets in construction are worth RMB 319,531,307.61. (See attachment for details).

II.	Party A agrees to transfer to Party B for RMB 45,692,140.

III.

Party B shall pay Party A all the payment agreed in this agreement within 6 months after this agreement becomes effective. If it is not paid off timely, Party B will be charged at an annual interest rate of 4.5% for the then unpaid amount after 6 months of the effective date of this agreement, until it is cleared.

IV.	Any arbitration and suits due to unsuccessful negotiation related hereto which Party B participated, and the enforcement of decisions of arbitration and suits are unrelated to Party A.

V.	Representations and Warranties:

A.            Party A represents and warrants:

1.          It was legally incorporated with valid existence, has the right to conduct the transfer under this agreement and has the capability to bear civil responsibility independently.

2.          The assets it transfers are legal and effective.

3.          After this transfer agreement is signed and becomes effective, Party B will proceed according to the agreement provisions and the parties will not have any legal relationship regarding the assets.

4.          Please see the attachment for the details of Party A’s assets as of December 31, 2015.

B.            Party B represents and warrants:

1.            It was legally incorporated with valid existence, has the right to accept the transfer under this agreement and has the capability to bear civil responsibility independently.

2.            Its acceptance of the assets under this agreement has been authorized or approved by its internal authority organization.

3.            After Party B receives the assets, it shall also receive relevant obligations caused by the assets.

4.            Before Party B receives the assets, it has fully understood all content of the assets, and its authenticity has been fully understood by Party B.

VI.	If this agreement is invalid or cancelled, Party B will still perform its obligations according to the original agreement and other legal documents.

VII.	All parties agree, if one party violates its representations or warranties made in this agreement or any other obligations, so the other party suffers or happens loss, damage, claim or responsibility, the violating party shall fully compensates the suffering party.

VIII.	This agreement is effective after Party A and Party B sign and seal.

IX.	Parties can enter into supplemental agreement for other matters, which shall not contradict with this agreement.

X.	This agreement is made in duplicate, one original for each party hereto.

Party A (official seal):

Party B (official seal):

January 25, 2015

900,000 tons of coking assets in construction and intangible assets

Book Value as of December 31, 2015
Project in Construction
Infrastructure and Factory Buildings	164,118,449.00
Others	746,014.78
Interest Capitalization	10,943,823.00

Sum	175,808,286.78

Book Value as of December 31, 2015
Intangible Assets (Land Use Right and Land Certificate)
Demolition Compensation and Access to Water Supply, Electricity and Roads as well as Land Leveling	128,941,770.83
Land Certificate	14,781,250.00

Sum	143,723,020.83

Total	319,531,307.61